[LETTERHEAD OF DAVIS, GRAHAM & STUBBS, L.L.C. APPEARS HERE]









                          September 27, 1995

Nu-West Industries, Inc.
8400 East Prentice Avenue, Suite 1320
Englewood, Colorado 80111

          Re:  Sale of Shares of Common Stock Pursuant
               to Registration Statement on Form S-8

Gentlemen:

          We have acted as counsel to Nu-West Industries, Inc. (the "Company") in connection with the registration by the Company of 265,001 shares of Common Stock ($.01 par value) (the "Shares"), which may be sold by the Company pursuant to the Company's 1994 Employee Stock Incentive Plan and Nonemployee Director Stock Option Plan, described in the Registration Statement on Form S-8 of the Company, being filed with the Securities and Exchange Commission concurrently herewith. In such connection we have examined certain corporate records and proceedings of the Company, including actions taken by the Company's Board of Directors in respect of the authorization and issuance of the Shares, and such other matters as we deemed appropriate.

          Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when sold as contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable shares of capital stock of the Company.

          We hereby consent to be named in the Registration Statement and in the Prospectus constituting a part thereof, as amended from time to time, as the attorneys who will pass upon legal matters in connection with the issuance of the Shares, and to the filing of this opinion as an Exhibit to the aforesaid Registration Statement.

                              Very truly yours,


                              DAVIS, GRAHAM & STUBBS, L.L.C.
                              DAVIS, GRAHAM & STUBBS, L.L.C.